UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 6, 2012

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio		44144
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2012, UK Greetings Limited (“UKG”) and Lakeshore Lending Limited (“Lakeshore”), each of which is a wholly-owned subsidiary of American Greetings Corporation (“American Greetings”), entered into an Agreement (the “Agreement”) with (a) Clinton Cards PLC and its subsidiaries, Birthdays Retail Limited, Clinton Cards (Essex) Limited, Papertree Limited, Selectacard Limited, Strand Cards Limited, and The Greetings Store Group Limited (collectively, the “Sellers”), and (b) Peter Mark Saville, Simon Vincent Freakley and Anne Clare O’Keefe, each of which is a partner of Zolfo Cooper LLP (collectively, the “Joint Administrators”), in their respective capacities as joint administrators of each of the Sellers (acting as agent of each of the Sellers), for the purchase by Lakeshore (the “Acquisition”) of certain assets and the related business of the Sellers.

The Sellers, which operate a specialty greeting card retail chain in the United Kingdom, were placed into administration on May 9, 2012 after Lakeshore acquired all of the outstanding senior secured debt of Clinton Cards PLC for approximately £35 million. “Administration” is a procedure broadly similar to Chapter 11 bankruptcy in the United States, which gives a debtor (under the control of its administrators) an opportunity to restructure its business. The legacy business of the Sellers had been an important customer to American Greetings’ international business for approximately forty years, and was one of American Greetings’ largest customers.

Under the terms of the Agreement, it is expected that Lakeshore will acquire from the Sellers approximately 400 stores, together with related inventory and overhead, as well as the Clinton Cards and related brands. The final number of stores acquired will depend on negotiations with landlords at each respective location, who must generally consent to the assignment of the leases for such stores on terms that are acceptable to Lakeshore. If Lakeshore cannot negotiate leases assignments that are acceptable, or if the applicable landlord withholds consent to the assignment of its store lease, then Lakeshore may close the stores and the Sellers will be responsible for any further obligations under the store lease. The stores and assets not acquired by Lakeshore remain part of the administration process under the direction of the Joint Administrators. It is anticipated that the remaining assets will be liquidated and proceeds will be used to repay the Sellers’ creditors, including Lakeshore. The Joint Administrators previously announced that they identified approximately 350 stores to be closed and were seeking concessions from certain creditors of the Sellers, particularly its landlords.

The Joint Administrators conducted an auction of the remaining assets of the business of the Sellers that they believed constituted a viable ongoing business. Lakeshore bid £23 million for certain of these remaining assets. The bid took the form of a “credit bid” that uses a portion of the outstanding senior secured debt owed to Lakeshore by Clinton Cards to pay the purchase price for the assets. Lakeshore will seek to recover the approximately £12 million remaining senior secured debt claim held by it through the liquidation process. However, it is possible that there may not be sufficient proceeds, net of administration costs, to cover the entire remaining investment. The liquidation process, and the negotiations with landlords for stores included in the Acquisition, is expected to take approximately six to twelve months.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Acquisition is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

To the extent required, American Greetings will provide the financial statements required by Item 9.01(a) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

To the extent required, American Greetings will provide the pro forma financial information required by Item 9.01(b) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement dated June 6, 2012, by and among (i) UK Greetings Limited, (ii) Lakeshore Lending Limited, (iii) Clinton Cards PLC, Birthdays Retail Limited, Clinton Cards (Essex) Limited, Papertree Limited, Selectacard Limited, Strand Cards Limited, and The Greetings Store Group Limited (collectively, the “Sellers”), and (iv) Peter Mark Saville, Simon Vincent Freakley and Anne Clare O’Keefe (collectively, the “Joint Administrators”), in their respective capacities as joint administrators of each of the Sellers (acting as agent of each of the Sellers).*

*	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. American Greetings agrees to furnish supplementally a copy of any such exhibit or schedule, or any section thereof, to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary

Date: June 11, 2012